Exhibit 99.1
[ONEOK Logo]	News

April 20, 2006	Analyst Contact: Dan Harrison
918-588-7950 Media Contact: Megan Washbourne 918-588-7572

ONEOK Increases Quarterly Dividend by 7 Percent

TULSA, Okla. -- April 20, 2006 -- The board of directors of ONEOK, Inc. (NYSE:OKE) today increased the quarterly dividend by 7 percent to 30 cents per share of common stock, payable May 15, 2006, to shareholders of record at the close of business May 1, 2006. The previous dividend payment was 28 cents a share.

With this action, the company's annual dividend increases to $1.20 from $1.12 per share of common stock.

"We are pleased that our earnings and resulting strong cash flow enable us to provide an improved return to our shareholders in the form of dividends. Our goal is to ensure that our yield remains competitive," said David Kyle, ONEOK chairman, president and chief executive officer. "This increase is the eighth time since January 2003 we have raised the dividend, representing a 94 percent increase during that period."

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ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 45.7 percent of Northern Border Partners, L.P. (NYSE:NBP), one of the largest publicly-traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the mid-continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

Some of the statements contained and incorporated in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to: anticipated financial performance; management's plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances.

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